UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CALAMOS® INVESTMENT TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒ No fee required.

☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Calamos Funds Proxy Update

To Shareholders of

CALAMOS INVESTMENT TRUST

2020 Calmos Court

Naperville, Illinois 60563-2787

Dear Fellow Shareholder:

At the Calamos Funds Special Meeting of Shareholders held on August 19, 2025, Calamos Investment Trust along with the Board of Trustees presented a series of proposals to shareholders, including the election of Trustees, several proposals relating to modernizing the Trust’s Declaration of Trust, and the removal of an investment restriction for four funds.

RESULTS OF THE SPECIAL SHAREHOLDER MEETING:

We are pleased to report that shareholders overwhelmingly supported the election of the Trustees presented at the meeting and were extremely supportive of the updates to the Declaration of Trust. As a result, several of the funds in the Trust approved all proposals and the polls were closed for these funds. There were, however, some funds that have not yet fulfilled quorum requirements necessary to hold the vote. Calamos and the Board of Trustees adjourned the Special Meeting for these funds to September 30, 2025 at 11:00 a.m. Central Time.

POTENTIAL BENEFITS OF THE PROPOSED CHANGES TO THE DECLARATION OF TRUST:

1.	Eliminates outdated limitations on the original Declaration of Trust first established almost 40 years ago.

2.	Modernizes the Declaration of Trust to further conform it with the current regulatory environment today.

3.	Creates efficiencies in managing and overseeing the funds and eliminates costly expenditures.

WE NEED YOUR VOTE TO WRAP UP THE SPECIAL MEETING.

YOU CAN VOTE USING ONE OF THE CONVENIENT OPTIONS BELOW:

Online: Visit the website indicated on the enclosed proxy card.	Phone: Call the number on the enclosed proxy card or call (800) 758-5880 to speak with a Calamos representative to place your vote.	Mail: Sign, date and return the enclosed proxy card in the postage-paid envelope provided.

Please contact us toll-free at (800) 758-5880 between 9:00 a.m. and 10:00 p.m. Eastern Time, Monday through Friday, or 10:00 a.m. and 6:00 p.m. Eastern Time on Saturday. Once you vote, calls and mailings will stop.

Thank you for your time and consideration.

Sincerely,

John P. Calamos Sr.

Trustee and President